Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 and related prospectus pertaining to the Chiquita Brands International, Inc. Aguirre Individual Plan of our report dated February 12, 2004 with respect to the consolidated financial statements of Chiquita Brands International, Inc., and our report dated March 9, 2004 with respect to the financial statement schedules, included or incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

Cincinnati, Ohio
May 20, 2004